EXHIBIT 10-2

                              EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of February 21, 2001, by and between Deval L. Patrick (the "Executive"), and The Coca-Cola Company (the "Company").

     WHEREAS, the parties desire to enter into this agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

     1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2. EMPLOYMENT PERIOD. The period during which the Executive is employed by the Company hereunder (the "Employment Period") shall commence on April 2, 2001 (the "Effective Date") and shall end on the fifth anniversary thereof; provided, however, that commencing on the fourth anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each such anniversary, a "Renewal Date"), the Employment Period shall automatically be extended for one additional year unless, not later than the date which is four months prior to such Renewal Date, the Company or the Executive shall have given notice not to extend the Employment Period.

   3. POSITION AND DUTIES; PLACE OF PERFORMANCE. (a) During the Employment Period, the Executive shall serve as Executive Vice President and General Counsel of the Company, subject to election by the Board of Directors of the Company (the "Board"). The Executive shall report to the Chairman of the Board and Chief Executive Officer of the Company (the "Chief Executive Officer"). During the Employment Period, the Executive shall have those powers and duties consistent with his positions and assigned by the Chief Executive Officer, including but not limited to managing the Company's worldwide legal affairs (including law-related strategic and policy issues); organizing the hiring, development, promotion and disposition of worldwide legal staff; and hiring and firing outside counsel. During the Employment Period, the Executive shall be a member of the Company's Executive Committee. The Executive agrees to devote substantially all of his working time to the performance of his duties for the Company. Notwithstanding the foregoing sentence, it shall not be a violation of this Agreement for the Executive to




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serve on corporate, civic or charitable boards or committees; provided, however, that his service on corporate boards or committees shall be subject to the consent of the Company, which consent shall not be unreasonably withheld; and provided further, however, that the Company shall be deemed to have given such consent with respect to those boards and committees on which the Executive serves as of the Effective Date.

          (b) The principal place of employment of the Executive shall be at the Company's principal executive offices in Atlanta, Georgia.

     4. COMPENSATION AND RELATED MATTERS.

     (a) BASE SALARY; MAKE-WHOLE PAYMENT; INCENTIVES. The Executive shall be entitled to the following base salary, make-whole payment and incentives:

          (i) BASE SALARY. As of the Effective Date, as compensation for the performance by the Executive of his duties hereunder, the Company shall pay the Executive a base salary at an annual rate of $475,000 (the base salary, at the rate in effect from time to time, is hereinafter referred to as the "Base Salary"). The Base Salary shall be payable in accordance with the Company's normal payroll practice and may be increased from time to time at the discretion of the Compensation Committee of the Board. The Base Salary shall not be subject to reduction by the Company at any time during the Employment Period.

          (ii) MAKE-WHOLE PAYMENT. The Company shall pay to the Executive a make-whole payment of $1,000,000, one-half of which shall be paid on the Effective Date and the remainder of which shall be paid on the first anniversary of the Effective Date.

          (iii) ANNUAL INCENTIVE. So long as the Executive is employed by the Company, he shall be eligible to receive annual cash incentive awards (the "Annual Incentive") pursuant to and subject to the terms and conditions of the Company's Annual Performance Incentive Plan or Executive Performance Incentive Plan (or any successor plan). The Executive's Annual Incentive in respect of 2001 shall in no event be less than 80% of his target bonus for such year. The Executive's Annual Incentive in respect of 2001 and for each year after 2001 shall in no event be targeted at a percentage less than the


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     target percentage set for other similarly situated executive officers of the Company (the "Peer Executives").

          (iv) LONG-TERM INCENTIVE. So long as the Executive is employed by the Company, he shall be eligible to receive long-term cash incentive awards (the "Long-Term Incentive") pursuant to and subject to the terms and conditions of the Company's Long Term Performance Incentive Plan (or any successor plan). The target percentage for the Executive's Long-Term Incentive for each performance period during the Employment Period shall in no event be less than the target percentage set for the Peer Executives.

     (b) EQUITY GRANTS.

          (i) STOCK OPTIONS. The Chief Executive Officer shall recommend to the Stock Option Subcommittee of the Board at its first meeting following the Effective Date that the Company grant to the Executive a stock option (the "Option"), pursuant to the Company's 1999 Stock Option Plan, to purchase a number of shares of the Company's common stock, par value $0.25 per share ("Common Stock") having a Black-Scholes value equal to the Black-Scholes value of the options to acquire shares of the Executive's employer (the "Current Employer") held by the Executive on the date hereof. The Black-Scholes value of the Option shall be calculated as of the Effective Date using the same methodology and assumptions utilized by the Company in valuing annual grants to all employees in 2000. The Black-Scholes value of the options to acquire shares of the Current Employer held by the Executive on the date hereof shall be calculated as of the Effective Date using the same methodology (including the methodology used to determine assumptions) utilized by the Company in valuing annual grants to all employees in 2000. Any Black-Scholes calculation made pursuant to this Agreement shall be delivered to the Executive reasonably in advance of the date of grant of the Option. The Option grant shall be reflected in an option agreement which, except as expressly provided in this Agreement, shall include the terms of the Company's standard form of option agreement as in effect on the date of grant of the Option.

          (ii) RESTRICTED STOCK. The Chief Executive Officer shall recommend to the Restricted Stock Subcommittee of the Board

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     at its first meeting following the Effective Date that the Company grant to the Executive, pursuant to the Company's 1989 Restricted Stock Award Plan, a number of shares of Common Stock (the "Restricted Stock") having a fair market value on the Effective Date equal to the sum of (A) $2,000,000 and (B) the fair market value on the Effective Date of the number of restricted shares of Current Employer common stock held by the Executive on the date hereof. The Restricted Stock shall be reflected in a restricted stock agreement which, except as expressly provided in this Agreement, shall include the terms of the Company's standard form of restricted stock agreement as in effect on the date of grant of the Restricted Stock; provided, however, that the Restricted Stock shall be released from restriction on the earlier of (1) the third anniversary of the Effective Date or (2) certain terminations of employment, as set forth in Section 6 hereof.

          (iii) FUTURE EQUITY GRANTS. At such time(s) during each year of the Employment Period that the Compensation Committee or a subcommittee thereof approves annual stock option grants and/or other equity grants to senior executives of the Company, and provided that the Executive is then still employed by the Company, the Company shall grant to the Executive equity awards according to the terms of the applicable plans, using ranges set for the Peer Executives and based upon the Executive's performance. Such future equity grants, in combination with the Option and the Restricted Stock, shall be referred to herein as the "Equity Awards".

     (c) EXPENSES. During the Employment Period, the Company shall reimburse the Executive for all reasonable business expenses in accordance with applicable policies and procedures then in force. The Company acknowledges that the Executive's principal residence is located in Milton, MA and that the Executive intends to commute on a regular basis from such principal residence to the Company's headquarters in Atlanta, GA. Accordingly, for at least twelve months following the Effective Date, the Company shall reimburse the Executive, on an after-tax basis, for all travel costs and expenses incurred by the Executive in connection with commuting from his principal residence to the Company's principal executive offices. In addition, the Company shall provide for relocating his home, family and personal belongings (including a reasonable number of trips for the Executive's spouse) in the event that the Executive determines to relocate to the vicinity of the Company's principal executive offices, in accordance with the Company's current relocation policy.

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     (d) PENSION CREDIT. So long as the Executive has remained in the employ of the Company until the fifth anniversary of the Effective Date, he shall be eligible for pension benefits equal to the amount that he would have earned under the Company's Employee Retirement Plan and Supplemental Retirement Plan (and any successor plans), if the Executive's service had been determined as if he had been in the employ of the Company for a number of years equal to the sum of (i) his actual number of years of service with the Company and (ii) ten (such additional credit, the "Pension Credit"). Such Pension Credit shall be reduced by the amounts actually paid under such plans in accordance with their terms. The Company reserves the right to purchase annuities or such other vehicles as it may determine to fund the Pension Credit and/or to pay to the Executive, at the time of the Executive's retirement, death or Disability, a lump sum payment equal to the present value of the Pension Credit, determined using the interest rate prescribed by the Pension Benefit Guaranty Corporation for valuing immediate annuities for plans terminating in the month in which the Executive's retirement, death or Disability occurs.

     (e) VACATION AND OTHER ABSENCES. The Executive shall be entitled to paid vacation and other paid absences, whether for holidays, illness, personal time or any similar purposes during the Employment Period, in accordance with policies applicable generally to senior executives of the Company. Notwithstanding the generality of the foregoing, the Executive shall be entitled to a minimum of four weeks of paid vacation per year during the Employment Period.

     (f) OTHER BENEFITS. During the Employment Period, the Executive shall be eligible to participate in such other employee benefit programs and perquisite arrangements as are applicable generally to employees and/or made available to senior executives of the Company (the "Benefit Plans"), in accordance with the terms and conditions of such Benefit Plans and on a basis no less favorable than the Peer Executives, but with all waiting periods waived to the maximum extent permitted by such Benefit Plans.

     5. TERMINATION. The Executive's employment hereunder may be terminated as follows:

          (a) DEATH. The Executive's employment shall terminate upon his death, in which event the date of his death shall be the Date of Termination.

          (b) DISABILITY. If, as a result of the Executive's incapacity due to Disability (as defined in the Company's Long Term Disability Plan), the Company shall have given the Executive a Notice of Termination for Disability, and, within

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     thirty days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive's duties, the Company may terminate the Executive's services hereunder, in which event the Date of Termination shall be thirty days after Notice of Termination is given.

          (c) CAUSE. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this subsection, "Cause" shall mean
     (i) the Executive's material breach of this Agreement, (ii) the Executive's gross negligence in the performance or non-performance of any of his material duties or responsibilities hereunder, (iii) the Executive's dishonesty, fraud or willful misconduct with respect to, or disparagement of, the business or affairs of the Company, (iv) the Executive's conviction of a felony, (v) the Executive's being absent from work for five consecutive days for any reason other than vacation, approved leave of absence (such approval not to be unreasonably withheld) or disability or illness pursuant to Company policy or law, which, in the case of clauses
     (i), (ii), (iii) and (v), is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise. No act or failure to act by the Executive shall be considered Cause unless the Company has given detailed written notice thereof to the Executive and, where remedial action is feasible, he has failed to remedy the act or omission within twenty business days after receiving such notice.

          (d) GOOD REASON. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any material breach of this Agreement, the occurrence of which is not remedied by the Company within five business days following receipt of the Executive's Notice of Termination, including but not limited to the failure by the Board to elect the Executive to the positions of Executive Vice President and General Counsel at the first meeting of the Board held after the Effective Date, but in no event later than April 18, 2001. In the event of a termination for Good Reason, the Date of Termination shall be the date specified in the Notice of Termination, which shall be not less than twenty business days after the Notice of Termination is delivered.

          (e) OTHER TERMINATIONS. The Company may terminate the Executive's employment hereunder other than for Cause or Disability, and the Executive may terminate his employment other than for Good Reason. If the Executive's employment is terminated pursuant to this Section 5(e), the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination shall be the Date of Termination.

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          (f) NOTICE OF TERMINATION. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than termination pursuant to Section 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with
     Section 15 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

          6. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

          (a) DISABILITY PERIOD. During any portion of the Employment Period during which the Executive fails to perform his duties hereunder as a result of incapacity due to short term disability (as defined in the applicable Company plan) prior to the commencement of Disability (the "Disability Period"), the Executive shall continue to (i) receive his full Base Salary, (ii) be eligible to receive the Annual Incentive and (iii) participate in the Benefit Plans. Payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any such payment under disability benefit plans of the Company or under the Social Security disability insurance program, to the extent such amounts were not previously applied to reduce any such payment.

          (b) DEATH; DISABILITY. If the Executive's employment hereunder is terminated as a result of death or disability, then:

               (i) the Company shall pay the Executive (or the Executive's estate or designated beneficiary, as applicable) as soon as practicable after the Date of Termination (A) any Base Salary and reimbursable expenses, in each case accrued and owing the Executive hereunder as of the Date of Termination and any incentive payments in accordance with the relevant plans, (B) all benefits due and owing to or in respect of the Executive under all Benefit Plans, in accordance with the terms of such Benefit Plans and (C) the amounts described in
          Section 4(a)(ii), to the extent not theretofore paid (the benefits described in this clause (i) being hereinafter referred to collectively as the "Accrued Benefits");

               (ii) the Company shall continue to pay to the Executive or his estate or designated beneficiary, for a period of two years

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          following the Date of Termination, his Base Salary, offset by any payments made to or in respect of the Executive under the Company's Survivor's Benefit Program or Long Term Disability Plan;

               (iii) the Option, Restricted Stock, and other Equity Awards shall become vested or released from restriction, as applicable (and, where relevant, remain exercisable) in accordance with the terms of the applicable plans and individual agreements; and

               (iv) the Executive shall be provided with the Pension Credit.

          (c) CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company for Cause or by the Executive other than for Good Reason, then:

               (i) the Company shall pay the Executive the Accrued Benefits;

               (ii) the Option shall become fully vested and exercisable (and shall remain exercisable in accordance with the applicable plans and individual agreements); and

               (iii) if the Date of Termination occurs prior to the third anniversary of the Executive's election as an officer of the Company, the Company shall pay to the Executive, as soon as practicable but no later than 30 days following the Date of Termination, a lump sum cash payment of $1,550,000.

          (d) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR BY THE EXECUTIVE FOR GOOD REASON. If the Executive's employment hereunder is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, then:

               (i) the Company shall pay the Executive the Accrued Benefits;

               (ii) the Company shall pay the Executive an Annual Incentive payment determined, prorated and paid in accordance with the terms of the applicable plan;


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               (iii) the Company shall pay to the Executive, as soon as
          practicable but no later than 30 days following the Date of Termination, a lump sum amount equal to the sum of (A) two times the Executive's then-current Base Salary and (B) the average of the Annual Incentives paid or payable to the Executive for the three calendar years immediately preceding the year in which the Date of Termination occurs, or such lesser period during which the Executive was employed by the Company, offset by any severance paid to the Executive pursuant to any other severance pay plan or program of the Company;

               (iv) (A) the Option shall become fully vested and exercisable (and shall remain exercisable in accordance with the applicable plans and individual agreements), (B) any other options to acquire Common Stock granted to the Executive shall become vested and remain exercisable in accordance with the terms of the applicable plans and individual agreements and (C) the Restricted Stock shall be released from restriction;

               (v) the Company shall offer the Executive and his qualified dependents continued coverage under the Company's insurance plans, as required by the Consolidated Omnibus Budget Reconciliation Act (COBRA), at the Company's cost, so long as the Executive or his dependents are eligible for COBRA coverage; and

               (vi) the Executive shall be provided with the Pension Credit.

     7. MITIGATION. The Executive shall not be required to mitigate amounts payable pursuant to Section 6 hereof by seeking other employment or otherwise, nor shall such payments be reduced on account of any remuneration earned by the Executive attributable to employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company (other than any amounts owed by the Executive under Company benefit plans and agreements and any expenses incurred by the Company on the Executive's behalf and at the Executive's request) or otherwise.

     8. INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify the Executive (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including

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attorneys' fees, incurred by the Executive in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of the Company or any of its subsidiaries. During the Employment Period and for at least three years thereafter, the Company shall use its reasonable best efforts to maintain customary director and officer liability insurance covering the Executive for acts and omissions during the Employment Period.

     9. EXECUTIVE COVENANTS. (a) During the Employment Period, and for a period of one year thereafter, the Executive shall not, either directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group or other entity (each, a "Person"):

          (i) engage, as an officer, director, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any business engaged in the manufacture, sale or distribution of non-alcoholic beverages; or

          (ii) solicit or attempt to solicit, recruit or attempt to recruit, any employee, agent or contract worker of the Company with whom the Executive had contact during the course of his employment with the Company, or

     (b) For the purposes of this Section 9, references to "the Company" shall mean the Company and its direct and indirect subsidiaries.

     (c) The covenants in this Section 9 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 9 relating to the time period or geographic areas of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

     (d) All of the covenants in this Section 9 shall be construed as an agreement independent of any other provisions in this Agreement, and the existence of any claim or cause of action the Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.


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     (e) The Executive has carefully read and considered the provisions of this
Section 9 and, having done so, agrees that the restrictive covenants in this
Section 9 impose a fair and reasonable restraint on the Executive and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders. The Executive covenants that he will not challenge the enforceability of this Section 9 nor will he raise any equitable defense to its enforcement.

     10. TRADE SECRETS AND CONFIDENTIAL INFORMATION

     (a) For purposes of this Section, "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company. "Trade Secret" means information including, but not limited to, any technical or nontechnical data, formula, pattern, compilation program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

     (b) The Executive acknowledges he is employed by the Company in a confidential relationship wherein he, in the course of his employment with the Company, has received or will receive and has had or will have access to Confidential Information and Trade Secrets of the Company, including but not limited to confidential and secret business and marketing plans, strategies and studies, detailed client/customer lists and information relating to the operations and business requirements of those clients/customers and accordingly, he is willing to enter into the covenants contained in Sections 9 and 10 of this Agreement in order to provide the Company with what he considers to be reasonable protection for its interest.

     (c) The Executive hereby agrees that during the Employment Period and thereafter, he will hold in confidence all Confidential Information of the Company and its direct or indirect subsidiaries that came into his knowledge during his employment by the Company and shall not disclose, publish or make use of such Confidential Information without the prior written consent of the Company.

     (d) The Executive shall hold in confidence all Trade Secrets of the Company and its direct or indirect subsidiaries that came into his knowledge during


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his employment by the Company and shall not disclose, publish or make use of at any time after the date hereof such Trade Secrets without the prior written consent of the Company for as long as the information remains a Trade Secret.

     (e) Notwithstanding the foregoing, the provisions of this Section will not apply to (i) information required to be disclosed by the Executive in the ordinary course of his duties hereunder or (ii) Confidential Information that otherwise becomes generally known in the industry or to the public through no act of the Executive or any person or entity acting by or on the Executive's behalf, or which is required to be disclosed by court order or applicable law.

     (f) The parties agree that the restrictions stated in this Section 10 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable state law. Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company's right under applicable state law to protect its trade secrets and confidential information.

     11. INVENTIONS. The Executive agrees to promptly report and disclose to the Company all developments, discoveries, methods, processes, designs, inventions, ideas, or improvements (hereinafter collectively called "Work Product"), conceived, made, implemented, or reduced to practice by the Executive, whether alone or acting with others, during the Executive's employment with the Company, that is developed (a) on the Company's time, or (b) while utilizing, directly or indirectly, the Company's equipment, supplies, facilities, or trade secret information. the Executive acknowledges and agrees that all Work Product is the sole and exclusive property of the Company. The Executive agrees to assign, and hereby automatically assigns, without further consideration, to the Company any and all rights, title, and interest in and to all Work Product; provided however, that this Section shall not apply to any Work Product for which no equipment, supplies, facilities, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the Work Product (a) relates directly to the Company's business or its actual or demonstrably anticipated research or development, or (b) results from any work performed by the Executive for the Company. The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available to the work Product. The Executive agrees to perform, upon the reasonable request of the Company, during or after employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product.


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     12. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, customer lists, customer database, rolodex and other property delivered to or compiled by the Executive by or on behalf of the Company (including the respective subsidiaries thereof) or its representatives, vendors or customers which pertain to the business of the Company (including the respective subsidiaries thereof) shall be and remain the property of the Company, and be subject at all times to its discretion and control. Upon the request of the Company and, in any event, upon the termination of the Executive's employment with the Company, the Executive shall deliver all such materials to the Company. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company which are collected by the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive's employment.

     13. EQUITABLE REMEDY. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the covenants set forth in Sections 9, 10, 11 and 12, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for my breach or threatened breach of the Executive's covenants.

     14. SUCCESSORS; BINDING AGREEMENT.

     (a) COMPANY'S SUCCESSORS. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business and/or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and/or assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Prior to any such succession, the Company will require any such successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and shall include any successor to its business and/or assets as aforesaid which executes and

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delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement.

     (b) EXECUTIVE'S SUCCESSORS. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which he is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

     15. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

                Deval L. Patrick
                75 Hinckley Road
                Milton, MA  02186

        If to the Company:

                The Coca-Cola Company
                One Coca-Cola Plaza
                Atlanta, GA  30313

                Attention:  Chief Executive Officer

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     16. MISCELLANEOUS. No provisions of this Agreement may be modified unless such modification is agreed to in writing signed by the Executive and an authorized officer of the Company. Any waiver or discharge must be in writing and signed by the Executive or such an authorized officer of the Company, as

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



the case may be. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

     17. WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable withholding of taxes required under federal, state or local law.

     18. ARBITRATION; LEGAL FEES. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled in Atlanta, GA, under the rules of the American Arbitration Association then in effect, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. The costs of the arbitration shall be borne by the Company. The Company shall pay the reasonable legal fees and disbursements incurred by the Executive in connection with the negotiation and preparation of this Agreement, subject to a maximum amount of $25,000. In addition, the Company agrees to pay promptly as incurred, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provisions of this Agreement (including as a result of any contest initiated by the Executive about the amount of any payment due pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended.

     19. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     20. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     21. ENTIRE AGREEMENT. This Agreement (together with any option and restricted stock agreements evidencing the awards contemplated hereby) set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.







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                                       16

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on February 21, 2001 to be effective as of the Effective Date.


                                        THE COCA-COLA COMPANY


                                        /s/ DOUGLAS N. DAFT
                                        ------------------------------------
                                        Name:  /S/ DOUGLAS N. DAFT
                                        Title: Chairman and CEO








                                        /S/ DEVAL L. PATRICK
                                        ------------------------------------
                                        Executive







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